Response to Item 77D- Policies with respect to security investment


Eaton Vance Tax-Advantaged Global Dividend Income Fund
(ETG)
Material changes to the investment policies of the Fund are described in the "Notes to Financial Statements" in the semiannual report to shareholders dated April 30, 2012 and are incorporated herein by reference.